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EXHIBIT 10.10

Mr. Kerry McLellan, Ph.D.
RR#1
Westfield, New Brunswick
Canada E0G 3J0

                                                                   July 31, 1999

Dear Kerry,

Further to the letter agreement between you and 724 Solutions Inc. (the "Corporation") dated the 27th day of May, 1998 (the "1998 Letter Agreement"), and in connection with the investment by Citicorp Strategic Technology Corporation and Sonera Ltd. in the Corporation, we would like to confirm certain terms and conditions that relate to the assignment of your invention and the patent application in respect thereof referenced in the 1998 Letter Agreement.

In consideration of one dollar, the receipt and sufficiency of which are hereby acknowledged, you and the Corporation agree as follows:

1. 1998 LETTER AGREEMENT. The 1998 Letter Agreement is an agreement between the two of us, enforceable against each of us in accordance with the terms and conditions contained therein.

2. CONFIRMATION OF AGREEMENT AND ASSIGNMENT OF PATENT. Pursuant to the provisions of the 1998 Letter Agreement, you have fully assigned to the Corporation any and all right, title and interest, including any and all intellectual property rights, that you had in the patent application entitled SECURE ELECTRONIC TRANSACTION SYSTEM and the invention described therein (the "Patent"). You further agree that all modifications and enhancements thereto (the "Improvements") and any subsequent patent applications relating to the Patent or any Improvements have been fully assigned to the Corporation in accordance with the terms and conditions of your employment agreement with the Corporation dated July 24, 1998 (the "1998 Employment Agreement"). To the extent that you have not fully assigned to the Corporation any and all such right, title and interest in the Patent, the Improvements and any other patent application that you may have made in respect of the Patent or the Improvements, you hereby fully assign to the Corporation any and all right title and interest that you may have therein.

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3. PAYMENT FOR PATENT. We confirm that the terms of payment in consideration of your assignment of the Patent are as follows:

(i) UP-FRONT PURCHASE PRICE: The Corporation will reimburse, and has reimbursed, you for your direct out-of-pocket costs incurred to date in respect of the preparation and filing of the patent application (including preparing and filing a U.S. application, and if necessary, revisions to the Canadian application). The Corporation is prepared to spend up to $100k (including the amount that we reimburse you) to complete the patent application process. If this threshold is met, then the Corporation will have the option to stop the patent application process or continue the process. If the Corporation decides to continue the patent application process, then the Corporation will recover 50% of the additional costs contemplated above from any fees, royalties or other amounts payable to you in accordance with this letter agreement and the 1998 Letter Agreement.

(ii) ROYALTIES: If the Corporation is able to license the intellectual property rights contained in the invention described by the Patent, either alone or together with other 724 technology, you will receive royalties based on the royalty formulas described below.

     (a) PATENTED TECHNOLOGY + 724 TECHNOLOGY: If the Corporation licenses the invention described by the Patent to a third party together with other technology owned by the Corporation, then the Corporation will pay to you a royalty equal to:

          (A) 2.5% of the first $120 million of revenue earned by the Corporation in respect of such licences; and

          (B) 0.83% of revenue above $120 million earned by the Corporation in respect of such licences.

     (b) PATENTED TECHNOLOGY ALONE: If the Corporation licenses the invention described by the Patent to a third party without other technology owned by the Corporation, then the Corporation will pay to you a royalty equal to 10% of revenues from each such licence to a maximum of $50k per licence. If royalties under this paragraph (b) exceed $3 million, then the royalty payable under this paragraph shall decrease thereafter to 2.5% of revenues from such licences to a maximum of $25k per licence.

     (c) BANK OF MONTREAL: You and the Corporation agree that no royalties shall be payable to you in respect of the licensing of the Patent to the Bank of Montreal unless the Corporation receives a payment by the Bank of

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                                      -3-

          Montreal in respect thereof, in which case the provisions of paragraph (a) and (b) shall apply thereto.

     Royalties are based on: (I) revenues received by the Corporation or an affiliate for technology of the Corporation that includes substantially all of the claims included in any patent application describing the Patent (I.E. not other smartcard technology or ideas that are in the claims in any such patent application, but which are not essential to the Patent described therein as a whole); (II) cash actually received; and (III) Canadian dollars. Excluded from the royalty calculations are revenues received by the Corporation from an affiliate and maintenance fees. If annual maintenance fees exceed 20% of the total licence fee paid or payable by a customer, then you will be entitled to royalties on the amount of maintenance fees that exceeds the 20% threshold. Also, the Corporation's royalty obligations will terminate if the patent does not issue, the patent expires (if it issued), or if the Corporation assigns its rights in the patent to any person other than an affiliate and you are paid in accordance with paragraph (iii) below.

(iii) SALE OF PATENT:

     (a) SALE OF PATENT ALONE: If the Corporation sells the Patent alone, then the Corporation will pay 12% of the sale price of the Patent if it is sold during the period ending 2 years from the date of the 1998 Letter Agreement, and 10% of the sale price of the Patent if it is sold thereafter.

     (b) SALE OF PATENT + 724 TECHNOLOGY: If the Corporation sells the Patent together with other technology of the Corporation (E.G. software implementing the patented invention, a product line, or subsidiary or complementary patents of the Corporation), then the Corporation shall pay you 6% of the proceeds of sale of any group of assets that includes the Patent (or group of patents that encompasses the Patent).

(iv) BUYBACK: You have the right at any time after the earlier of the date that is 2 years from the date on which a valid patent issues in the U.S. in respect of the Patent, or 4 years from the date of the 1998 Letter Agreement, to purchase back from the Corporation all right, title and interest in the Patent (but expressly excluding any improvements, modifications and enhancements developed by the Corporation) if the Corporation does not license the Patent to more than 2 sites, subject to the following:

     (a) PURCHASE PRICE: The purchase price shall be determined by the Corporation, acting reasonably, and shall compensate the Corporation for all amounts spent on obtaining and protecting the patent to such date, WITHOUT PREMIUM. The sale or license of any improvements, modifications

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                                      -4-

          or enhancements to the Patent, and any implementation of the patent (E.G. software), is expressly excluded from your right to purchase the Patent.

     (b) LICENCE BACK: You will grant the Corporation a world-wide, perpetual, irrevocable, royalty-free, transferable license to continue to use, modify and improve the Patent, provided that the Patent is and remains materially integrated with the products and services of the Corporation (i.e. not on a stand alone basis). You further agree that you will not institute any infringement proceedings against the Corporation or any of its licensees or shareholders for use of the Patent, provided that the conditions in this paragraph continue to be satisfied.

(v)  TERMINATION OF RIGHTS:

     (a) FIRST YEAR. The Corporation shall have a right, for one year from the date hereof, to purchase your royalty rights, rights to participate in the sale of the patent, whether alone or with other 724 technology, and right to buy-back the Patent, in consideration for 100,000 Common Shares of the Corporation (adjusted for any intervening share splits, share consolidations or other reorganizations of the Corporation's share capital). For clarity, you will be entitled to no further benefit from the Patent after the Corporation exercises its buyout option.

     (b) CONTINUING RIGHT. The Corporation shall have a continuing right to purchase your royalty rights, rights to participate in the sale of the patent, whether alone or with other 724 technology, and right to buy-back the Patent, in consideration for CDN$5 million at any time after the date that is 5 years from the date of the 1998 Employment Agreement. For clarity, you will be entitled to no further benefit from the Patent after the Corporation exercises its buyout option.

4. CONFIRMATION OF OBLIGATIONS OF THE CORPORATION. The Corporation confirms that the terms and conditions contained in the 1998 Letter Agreement, as clarified by this letter agreement, shall remain in full force and effect, notwithstanding anything to the contrary in the amended and restated employment agreement between you and the Corporation dated as of the date hereof. Furthermore, before the Corporation will commercialize, use or incorporate the Patent, or any material component thereof, in connection with any of the Corporation's products, services or technology, the Corporation shall seek the approval of the Corporation's board of directors. In order to obtain such approval, amendments or further clarifications of the terms and conditions of the 1998 Letter Agreement may be required, which amendments or clarifications shall only be effected to the mutual agreement of both you and the Corporation.

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5.   ASSIGNMENT. This Agreement may be assigned by the Corporation in conjunction with a sale or assignment of all or substantially all of the assets and undertaking of the Corporation. For greater certainty, the Corporation's rights under this Agreement shall be unaffected by any transfer of shares or other change of control of the Corporation.


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Sincerely,

724 SOLUTIONS INC.



/s/ Christopher Erickson
Christopher E. Erickson
President

AGREED THIS ____ DAY OF _________, 1999

                                     WITNESSED



/s/ Kerry McLellan                  /s/ Richard Guttman
--------------------------------    ----------------------------
Kerry McLellan                      Name of Witness: Richard Guttman